Exhibit 10.1

Execution Copy

SECURITIES PURCHASE AGREEMENT

THIS SECURITIES PURCHASE AGREEMENT (this “Agreement”) is made as of the 29 day of May, 2013, by and among Alvarion Ltd., a company organized under the laws of the State of Israel (the “Company”), and YA Global Master SPV Ltd. a Cayman Islands exempt limited company (the “Investor”).

Recitals

A.           The Company and the Investor intend to perform this Agreement in reliance upon the provisions of Regulation D (“Regulation D”), as promulgated by the U.S. Securities and Exchange Commission (the “SEC”) under the 1933 Act (as defined below; and

B.           The Investor wishes to purchase from the Company, and the Company wishes to sell and issue to the Investor, upon the terms and conditions stated in this Agreement, (i) such number of the Company’s Ordinary Shares, par value NIS 0.10 per share (together with any securities into which such shares may be reclassified, whether by merger, charter amendment or otherwise, the “Ordinary Shares”) equal to the quotient of  the Purchase Price (as defined below) divided by the Share Purchase Price (as defined below) (such number of Ordinary Shares being the "Shares"), and (ii) warrants to be issued upon satisfaction of certain conditions set forth herein to purchase such number of Ordinary Shares, equal to thirty percent (30%) of the Shares, with an exercise price per share equal to the Warrant Exercise Price (as defined below), in the form attached hereto as Exhibit A (the “Warrants”);

C.           Contemporaneously with the issuance of the Shares and Warrants, the parties hereto will execute and deliver a Registration Rights Agreement, in the form attached hereto as Exhibit B (the “Registration Rights Agreement”), pursuant to which the Company will agree to provide to the Investor certain registration rights under the 1933 Act, and applicable state securities laws; and

D.           The Company and Titan Investments Ltd. are entering as of the date hereof into a securities purchase agreement (the “Titan SPA”).

In consideration of the mutual promises made herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.            Definitions.  In addition to those terms defined above and elsewhere in this Agreement, for the purposes of this Agreement, the following terms shall have the meanings set forth below:

“Affiliate” means, with respect to any Person, any other Person which directly or indirectly through one or more intermediaries Controls, is controlled by, or is under common Control with, such Person.

“Business Day” means a day, other than a Friday, Saturday or Sunday, on which banks in New York City and Tel Aviv, Israel, are open for the general transaction of business.

“Closing” means the closing of the purchase and sale of the Shares pursuant to this Agreement.

“Closing Date” means the day when all of the conditions for completion set forth in this Agreement are satisfied or waived, or such other date as the parties may agree.

"Closing Market Price" means, with respect to any specific Trading Day, the closing market price (in US$) of the Ordinary Shares on NASDAQ Capital Market on such Trading Day as reported by Bloomberg L.P.;

 “Company’s Knowledge” means the actual knowledge of the Chief Executive Officer and/or the Chief Financial Officer of the Company as at the date hereof.

“Confidential Information” means trade secrets, confidential information and know-how (including but not limited to ideas, formulae, compositions, processes, procedures and techniques, research and development information, computer program code, performance specifications, support documentation, drawings, specifications, designs, business and marketing plans, and customer and supplier lists and related information).

“Control” (including the terms “controlling”, “controlled by” or “under common control with”) means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Effective Date” means the date on which the initial Registration Statement is declared effective by the SEC.

“Eligible Market” means any of the following markets or exchanges on which the Ordinary Shares are listed or quoted for trading on the date in question: the TASE, the NASDAQ Capital Market, the NASDAQ Global Market, the NASDAQ Global Select Market, or the OTC Bulletin Board (or any successors to any of the foregoing).

“Intellectual Property” means all of the following: (i) patents, patent applications, patent disclosures and inventions (whether or not patentable and whether or not reduced to practice); (ii) trademarks, service marks, trade dress, trade names, corporate names, logos, slogans and Internet domain names, together with all goodwill associated with each of the foregoing; (iii) copyrights and copyrightable works; (iv) registrations, applications and renewals for any of the foregoing; and (v) proprietary computer software (including but not limited to data, data bases and documentation).

“Make-Whole Shares” means an additional number of Ordinary Shares to be issued to the Investor for no additional consideration as set forth in Section 4.2 hereof.

“Material Adverse Effect” means a material adverse effect on (i) the assets, liabilities, results of operations, condition (financial or otherwise), or business of the Company and its Subsidiaries taken as a whole, or (ii) the ability of the Company to perform its obligations under the Transaction Documents, provided that in no event shall any of the following, alone or in combination, be deemed to constitute, nor shall any of the following be taken into account whether there has been or will be a Material Adverse Effect: (a) changes in general economic or political conditions or financial or credit or securities markets in general (including changes to interest or exchange rates) globally or in any country or region in which the Company or its Subsidiaries conduct a material portion of its business, or which affect the industry in which the Company or its Subsidiaries operate, except to the extent that such changes affect the Company and its Subsidiaries taken as a whole, in a materially disproportionate manner as compared to similarly situated companies or businesses (in which case only the disproportionate part of such effect shall be used in assessing whether there has been a Material Adverse Effect), (b) changes in laws applicable to the Company or any of its Subsidiaries or any of their respective properties and assets, or changes in GAAP, (c) acts of war, armed hostilities or terrorism or any escalation or worsening thereof, except to the extent that such changes affect the Company and its Subsidiaries in a materially disproportionate manner as compared to similarly situated companies or businesses (in which case only the disproportionate part of such effect shall be used in assessing whether there has been a Material Adverse Effect), (d) any decline in the market price or decrease or increase in the trading volume of the Ordinary Shares, (e) any failure to meet internal or published projections, forecasts or revenue or earning predictions for any period, and (f) the entry by the Company into this Agreement and the other Transaction Documents or the announcement of the transactions contemplated thereunder (and for the avoidance of doubt, the exceptions in clauses (d) and (e) shall not prevent the determination that the underlying cause of such effect is a Material Adverse Effect).

“Material Contract” means any contract, instrument or other agreement to which the Company or any Subsidiary is a party or by which it is bound which has been filed or was required to have been filed as an exhibit to the SEC Filings.

“Person” means an individual, corporation, partnership, limited liability company, trust, business trust, association, joint venture, sole proprietorship, unincorporated organization, governmental authority or any other form of entity not specifically listed herein.

“Pre-Closing Date Price” means the Closing Market Price on the Trading Day immediately preceding the Closing Date.

“Purchase Price” means $1,100,000. .

“Registration Statement” has the meaning set forth in the Registration Rights Agreement.

“SEC Filings” has the meaning set forth in Section 5.6.

“Securities” means the Shares, the Warrants and the Warrant Shares, and the Make-Whole Shares.

“Shares” has the meaning set forth in the Recitals.

“Shares Purchase Price” means 100% of the Pre-Closing Date Price.

“Subsidiary” of any Person means another Person, an amount of the voting securities, other voting ownership or voting partnership interests of which is sufficient to elect at least a majority of its Board of Directors or other governing body (or, if there are no such voting interests, 50% or more of the equity interests of which) is owned directly or indirectly by such first Person.

“TASE” means the Tel Aviv Stock Exchange Ltd.

“Trading Day” means a day on which the principal Eligible Market is open for trading.

“Transaction Documents” means this Agreement, the Registration Rights Agreement, and the Warrants.

 “Transfer Agent” means American Stock Transfer & Company, LLC, or any successor transfer agent for the Company.

 “VWAP” means, for any date, the price determined by the first of the following clauses that applies: (a) if the Ordinary Shares are then listed or quoted on an Eligible Market, the daily volume weighted average price of the Ordinary Shares for the immediately preceding Trading Day on the Eligible Market on which the Ordinary Shares are then listed or quoted as reported by Bloomberg L.P. (based on a Trading Day from 9:30 a.m. (New York City time) to 4:02 p.m. (New York City time), or in the case of TASE, based on a Trading Day from 9:45 a.m. (Israel Time) to 4:30 p.m. (Israel Time), (b) if the Ordinary Shares are not then listed or quoted for trading on any Eligible Market and if prices for the Ordinary Shares are then reported in the “Pink Sheets” published by Pink OTC Markets, Inc. (or a similar organization or agency succeeding to its functions of reporting prices), the mid-way point between the most recent bid price per share and the most recent offer price per share of the Ordinary Shares so reported, or (c) in all other cases, the fair market value of a share of Ordinary Shares as determined by an independent appraiser selected in good faith by the Company and reasonably acceptable to the Investor, the fees and expenses of which shall be paid by the Company.

“Warrant Exercise Price” means 120% of the average of the daily VWAPs for the five consecutive Trading Days ending on (and including) the Trading Day immediately preceding the Warrant Issuance Date but in no event lower than the par value of the Ordinary Shares.

“Warrant Issuance Date” means the first date that the Company is able to issue the Warrants to the Investor on or after the last Trading Day of the Reference Period.

“Warrant Shares” means Ordinary Shares issuable upon the exercise of the Warrants.

“1933 Act” means the Securities Act of 1933, as amended, or any successor statute, and the rules and regulations promulgated thereunder.

“1934 Act” means the Securities Exchange Act of 1934, as amended, or any successor statute, and the rules and regulations promulgated thereunder.

2.            Purchase and Sale of the Shares and Warrants.

2.1.           Subject to the terms and conditions of this Agreement, on the Closing Date, the Investor shall purchase, and the Company shall sell and issue to the Investor, the Shares in exchange for the Purchase Price as specified in Section 3 below. In addition, on the Adjustment Closing Date, the Company shall issue to the Investor the Make-Whole Shares, if any, pursuant to the provisions of Section 4 below and on the Warrant Issuance Date the Company shall issue to the Investor the Warrants, in each case for no additional payment by the Investor.

2.2.         Notwithstanding any other provision of this Agreement, under no circumstances shall the Company be required to issue Ordinary Shares or Warrants on the Closing Date, Adjustment Closing Date, the Warrant Issuance Date or the Warrant’s exercise date (and the Company shall be entitled not to issue such Ordinary Shares and Warrants in such circumstances), to the Investor:

2.2.1.              unless, prior to the Closing Date, Warrant Issuance Date, the Warrant’s exercise date or the Adjustment Closing Date (as the case may be), the Investor shall have provided the Company with a written notice (the "Shareholding Confirmation") of the number of securities of the Company (together with securities which are convertible into or realizable as securities of the Company) held (individually or together with others) at such time by the Investor for the purposes of Section 270(5) of the Companies Law 1999 (“Section 207(5)”), including a representation that such Shareholding Confirmation shall be true and accurate as at the Closing Date, the Warrant Issuance Date or the Adjustment Closing Date (as appropriate); and

2.2.2.              if, following the receipt of the Shareholding Confirmation, the Company reasonably believes, following consultation with its legal counsel and based on such consultation, that, as a result of such issuance, both: (x) a person will become a substantial shareholder after such issue, within the meaning of Section 270(5), and (y) the "offering" (as such term is defined for purposes of Section 270(5)) of which the issuance is part represents 20% or more of the issued share capital of the Company at the date hereof; provided, however, that the Company shall not be permitted to rely on this provision where the Investor has provided to the Company a legal opinion from counsel reasonably acceptable to the Company that the matters set out in this sub-Section 2.2.2 shall not be triggered upon the relevant issuance of Ordinary Shares or Warrants, as applicable.

If the Company does not issue Ordinary Shares or Warrants otherwise due to be issued on the Closing Date, Adjustment Closing Date, or the Warrant Issuance Date, pursuant to Section 2.2.1 or Section 2.2.2 above, then (i) in the case of the Closing Date, the Investor shall have the right to terminate this Agreement and receive a refund of any amount that has been paid to the Company hereunder, (ii) in the case of the Adjustment Closing Date, the Investor shall have the right to demand that in lieu of an issuance of the Make-Whole Shares, the Company pay the Investor in cash an amount equal to the number of the Make-Whole Shares multiplied by the Reference Price, and (iii) in the case of the Warrant Issuance Date, the obligation of the Company shall be deferred until such time as the Warrant may be issued in accordance with this Section 2.2.

2.3.           Notwithstanding any other provision of this Agreement, under no circumstances shall the Company issue Ordinary Shares or Warrants on the Closing Date, Adjustment Closing Date or Warrant Issuance Date (and the Company shall be entitled not to issue such Ordinary Shares and Warrants in such circumstances), to the Investor to the extent that after giving effect to such issuance, the Investor, together with any affiliate thereof, would beneficially own (as determined in accordance with Section 13(d) of the Exchange Act and the rules promulgated thereunder) in excess of 9.99% of the number of Ordinary Shares outstanding immediately after giving effect to such exercise (the “Ownership Limitation”).  If the Company cannot issue Ordinary Shares or Warrants otherwise due to be issued on the Closing Date, Adjustment Closing Date, or the Warrant Issuance Date, pursuant to this Section 2.3, the Company shall (i) issue all such Ordinary Shares or Warrants that may be issued without causing the Investor to exceed the Ownership Limitation, and (ii) issue all shares that cannot then be issued on the first Trading Day that such Ordinary Shares or Warrants may be issued without causing the Investor to exceed the Ownership Limitation.

3.           Closing.

3.1.           Closing.  The Closing of the purchase and sale of the Shares shall take place at the offices of Meitar Liquornik Geva Leshem Tal Law Offices, 16 Abba Hillel Road, Ramat Gan 52506, Israel on the Closing Date or at such other locations or remotely by facsimile transmission or other electronic means as the parties may mutually agree.  Notwithstanding anything to the contrary set forth herein, if any of the conditions for consummation of the transactions contemplated hereby which are the responsibility of the Company is not performed by 5:00 pm NY time on June 7, 2013, the Investor may at its discretion terminate this Agreement, in which case this Agreement will be of no force or effect.

3.2.           Form of Payment.  On the Closing Date, (a) the Investor (i) shall pay the Purchase Price to the Company, either (at the option of the Investor) in US$ or in New Israeli Shekels, based on the last published Bank of Israel exchange rate at the time of payment, and (ii) execute a proxy in the form attached hereto as Exhibit C, and (b) the Company shall (i) irrevocably instruct the Transfer Agent to deliver to the Investor one or more share certificates, free and clear of all restrictive and other legends (except as described in Section 6.6 hereof) evidencing the number of Shares the Investor is purchasing (rounded up in the event of fractional shares), and (ii) pay the Initial Commitment Fee in accordance with Section 4.3 hereof.

4.             Price Adjustment Mechanism.

4.1.           Definitions.

 For the purpose hereof -

4.1.1.               “Reference Period” means ten (10) consecutive Trading Days commencing on (i) the earlier of (a) the Effective Date, and (b) the date that the Shares may be resold by the Investor without limitation under Rule 144 of the 1933 Act, or (ii) if neither (a) nor (b) have occurred within 6 months from the Closing Date, then a Trading Day determined by the Investor, provided that: (i) the Investor shall notify the Company at least twenty four (24) hours prior to the commencement of the Reference Period, and (ii) the last Trading Day of the Reference Period shall not be later than the 365th day following the Closing Date.

4.1.2.               “Reference Price” means the lowest daily VWAP during the Reference Period (compared to all other Trading Days during the Reference Period).

4.1.3.              “Adjustment Closing Date” means the third (3rd) Business Day following the lapse of the Reference Period.

4.1.4.               “Adjusted Share Purchase Price” shall mean the Share Purchase Price multiplied by 1.10.

4.2.           Price Adjustment Based on the Reference Price. At the Adjustment Closing Date:

4.2.1.              In the event the Reference Price is equal or higher than the Share Purchase Price, no further adjustment shall be made under this section; and

4.2.2.              In the event the Reference Price is lower than the Share Purchase Price, the Company shall issue to the Investor additional Ordinary Shares for no further consideration (rounded up in the event of fractional shares) in such number equal to the quotient of (i) the excess, if any, of the Adjusted Purchase Price over the Reference Price multiplied by the number of Shares and (ii) the Reference Price (the Ordinary Shares to be issued to the Investor pursuant to this Section, the "Make-Whole Shares"), provided, however, that the Company may in lieu of the issuance of such Make-Whole Shares, pay the Investor in cash an amount equal to the number of the Make-Whole Shares multiplied by the Reference Price.

For example, in the event that the number of Shares is 500,000, the Share Purchase Price is equal to $2.50, the Adjusted Share Purchase Price is equal to 2.75 and the Reference Price is equal to $2, then the number of the Make-Whole Shares is equal to 187,500 ((2.75 – 2) x 500,000 / 2), in which case the Company shall issue to the Investor a total of 187,500 Make-Whole Shares or pay it an amount equal to $375,000, at the Company’s discretion, or as may be required pursuant to Section 2.2.

4.3.           Commitment Fee.  In addition to any price adjustment made pursuant to Section 4.2 hereof, the Company shall pay the Investor (or its designee) a commitment fee of Three Hundred Thousand Dollars (US$300,000), of which (i) Two Hundred Thousand Dollars (US$200,000) (the “Initial Commitment Fee”) shall be paid on and subject to the Closing Date and may be withheld by the Investor from the Purchase Price to be paid to the Company, and (ii) One Hundred Thousand Dollars (US$100,000) (the “Remaining Commitment Fee”) shall be paid on the date that is 90 days from the Closing Date.

5.            Representations and Warranties of the Company.  The Company hereby represents and warrants to the Investor that, except as set forth in the SEC Filing and schedules delivered herewith and attached hereto (collectively, the “Disclosure Schedules”):

5.1.           Organization, Good Standing and Qualification.  Each of the Company and its Subsidiaries is a corporation duly organized, validly existing and in good standing (in jurisdictions where such concept exists) under the laws of the jurisdiction of its incorporation or organization and has all requisite corporate power and authority to carry on its business as now conducted and to own or lease its properties.  Each of the Company and its Subsidiaries is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction in which the conduct of its business or its ownership or leasing of property makes such qualification or leasing necessary unless the failure to so qualify has not had and would not reasonably be expected to have a Material Adverse Effect.  The Company’s Subsidiaries are listed on Schedule 5.1 hereto.

5.2.           Authorization.  The Company has corporate power and authority and has taken all requisite action on the part of the Company, its officers, directors and shareholders necessary for (i) the authorization, execution and delivery of the Transaction Documents, (ii) the authorization of the performance of all obligations of the Company hereunder or thereunder, and (iii) the authorization, issuance (or reservation for issuance) and delivery of the Securities~~.~~  The Transaction Documents constitute the legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability, relating to or affecting creditors’ rights generally and to general equitable principles.

5.3.           Capitalization.  Schedule 5.3 sets forth as of the close of business on May 1st, 2013 (the “Measurement Date”) (a) the authorized share capital of the Company; (b) the number of Ordinary Shares issued and outstanding; (c) the number of shares issuable pursuant to options outstanding under the Company’s stock plans; (d) the number of shares issuable and reserved for issuance pursuant to securities (other than the Shares, the Make-Whole Shares and the Warrants) exercisable for, or convertible into or exchangeable for any shares of the Company; and (e) the number of dormant shares owned by the Company. Since the Measurement Date, there have been no changes in the amounts set forth in the preceding sentence except as a result of (i) issuance of Ordinary Shares pursuant to the Company’s stock plans or pursuant to securities exercisable for, or convertible into or exchangeable for Ordinary Shares of the Company. All of the issued and outstanding shares of the Company have been duly authorized and validly issued and are fully paid, nonassessable and free of pre-emptive rights and were issued in full compliance with applicable Israeli or United States federal or state securities law and any rights of third parties.  Except as described on Schedule 5.3, all of the issued and outstanding shares of each Subsidiary have been duly authorized and validly issued and are fully paid, nonassessable and free of pre-emptive rights, were issued in full compliance with applicable Israeli and United States state or federal securities law and any rights of third parties and are owned by the Company, beneficially and of record, subject to no lien, encumbrance or other adverse claim.  Except as described on Schedule 5.3, no Person is entitled to pre-emptive or similar statutory or contractual rights with respect to any securities that may be issued by the Company or other rights that would obligate the Company to issue Ordinary Shares or other securities to any Person (other than the Investor and as set forth in the Titan SPA).  Except as described on Schedule 5.3, there are no outstanding warrants, options, convertible securities or other rights, agreements or arrangements of any character under which the Company or any of its Subsidiaries is or may be obligated to issue any equity securities of any kind and except as contemplated by this Agreement and under the Titan SPA and in that certain investment contemplated between the Company and a certain third parties, the main terms of which have been disclosed to Investor, contemplating the investment of up to US$7,500,000 in consideration for Ordinary Shares and Warrants (the “Third Party Investment”), neither the Company nor any of its Subsidiaries is currently in active negotiations for the issuance of any equity securities of any kind. Except as described on Schedule 5.3, there are no voting agreements, buy-sell agreements, option or right of first purchase agreements or other agreements of any kind among the Company and any of the securityholders of the Company relating to the securities of the Company held by them.  Except as described on Schedule 5.3, no Person has the right to require the Company to register any securities of the Company under the 1933 Act, whether on a demand basis or in connection with the registration of securities of the Company for its own account or for the account of any other Person.

The issuance and sale of the Securities hereunder will not obligate the Company to issue Ordinary Shares or other securities to any other Person (other than the Investor) and will not result in the adjustment of the exercise, conversion, exchange or reset price of any outstanding security except pursuant to the Titan SPA.

The Company does not have outstanding shareholder purchase rights or “poison pill” or any similar arrangement in effect giving any Person the right to purchase any equity interest in the Company upon the occurrence of certain events.

5.4.           Valid Issuance.  The Shares have been duly and validly authorized and, when issued and fully paid for pursuant to this Agreement, will be validly issued, fully paid and nonassessable, and shall be free and clear of all encumbrances and restrictions (other than those created by the Investor), except for restrictions on transfer set forth in the Transaction Documents or imposed by applicable securities laws or under Company’s Articles of Association.  The Warrants have been duly and validly authorized. Upon the due exercise of the Warrants, the Warrant Shares will be validly issued, fully paid and non-assessable free and clear of all encumbrances and restrictions, except for restrictions on transfer set forth in the Transaction Documents or imposed by applicable securities laws or under the Company’s Articles of Association and except for those created by the Investor. The Make-Whole Shares will (to the extent so issued) be validly issued, fully paid and non-assessable free and clear of all encumbrances and restrictions, except for restrictions on transfer set forth in the Transaction Documents or imposed by applicable securities laws or under the Company’s Articles of Association and except for those created by the Investor. The Company has reserved a sufficient number of Ordinary Shares for issuance upon the exercise of the Warrants and for the issuance of the Make-Whole Shares. Subject to the accuracy of the representations and warranties of the Investor set forth in Section 6 hereof, the Shares, the Make-Whole Shares and the Warrants Shares issuable to the Investor shall be freely tradable on NASDAQ Capital Market upon their issuance, subject to the continued listing of the Ordinary Shares on the NASDAQ Capital Market.

5.5.           Consents.  Subject to the operation of Section 2.2 and except as described on Schedule 5.5, the execution, delivery and performance by the Company of the Transaction Documents and the offer, issuance and sale of the Securities require no consent of, action by or in respect of, or filing with, any Person, governmental body, agency, or official other than filings that have been made pursuant to applicable securities laws and post-sale filings pursuant to applicable Israeli, United States federal securities laws or applicable state securities law, which the Company undertakes to file within the applicable time periods.  Subject to the accuracy of the representations and warranties of the Investor set forth in Section 6 hereof and in each Shareholding Confirmation, the Company has taken all action necessary to exempt (i) the issuance and sale of the Securities, (ii) the issuance of the Warrant Shares upon due exercise of the Warrants, and (iii) the other transactions contemplated by the Transaction Documents from the provisions of any shareholder rights plan or other “poison pill” arrangement of the Company and any provision of the Company’s Articles of Association or Memorandum of Association that is or could reasonably be expected to become applicable to the Investor as a result of the transactions contemplated hereby, including without limitation, the issuance of the Securities and the ownership, disposition or and voting of the Securities by the Investor or the exercise of any right granted to the Investor pursuant to this Agreement or the other Transaction Documents.

5.6.           Delivery of SEC Filings; Business.  The Company has made available to the Investor through the EDGAR system, true and complete copies of the Company’s most recent Annual Report on Form 20-F for the year ended December 31, 2012 (the “Form 20-F”), and all other reports filed or furnished by the Company pursuant to the 1934 Act between January 1, 2013 and the date hereof (collectively, the “SEC Filings”).  The SEC Filings are the only filings required of the Company pursuant to the 1934 Act for such period. The Company and its Subsidiaries are engaged in all material respects only in the business described in the SEC Filings and the SEC Filings contain a complete and accurate description in all material respects of the business of the Company and its Subsidiaries, taken as a whole.

5.7.           Use of Proceeds.  The net proceeds of the sale of the Securities hereunder shall be used by the Company for working capital and general corporate purposes.

5.8.          No Material Adverse Change. Since December 31, 2012, except as identified and described in the SEC Filings or as described on Schedule 5.8, there has not been:

5.8.1.              any change in the consolidated assets, liabilities (contingent or otherwise), financial condition or operating results of the Company from that reflected in the financial statements included in the Company’s Form 20-F, except for changes in the ordinary course of business which have not had and would not reasonably be expected to have a Material Adverse Effect, individually or in the aggregate;

5.8.2.              any declaration or payment of any dividend, or any authorization or payment of any distribution, on any of the share capital of the Company, or any redemption or repurchase of any securities of the Company;

5.8.3.              any material damage, destruction or loss, whether or not covered by insurance to any assets or properties of the Company or its Subsidiaries;

5.8.4.              any waiver, not in the ordinary course of business, by the Company or any Subsidiary of a material right or of a material debt owed to it;

5.8.5.              any satisfaction or discharge of any lien, claim or encumbrance or payment of any obligation by the Company or a Subsidiary, except in the ordinary course of business and which is not material to the assets, properties, financial condition, operating results or business of the Company and its Subsidiaries taken as a whole (as such business is presently conducted);

5.8.6.              any change or amendment to the Company's Articles of Association or Memorandum of Association;

5.8.7.              any material labor difficulties or labor union organizing activities with respect to employees of the Company or any Subsidiary;

5.8.8.              any material transaction entered into by the Company or a Subsidiary, or material change to any material contract or arrangement by which the Company or any Subsidiary is bound or to which any of their respective assets or properties is subject other than in the ordinary course of business;

5.8.9.              the loss of the services of any key employee, or material change in the composition or duties of the senior management of the Company or any Subsidiary;

5.8.10.             the loss or threatened loss of any customer which has had or could reasonably be expected to have a Material Adverse Effect; or

5.8.11.             any other event or condition of any character that has had or could reasonably be expected to have a Material Adverse Effect.

The Company does not have pending before the SEC any request for confidential treatment of information.  Except for the issuance of the Securities contemplated by this Agreement,  the Titan SPA and the Third Party Investment, no material event, liability, fact, circumstance, occurrence or development has occurred or exists, or is reasonably expected to occur or exist, with respect to the Company or its Subsidiaries or their respective businesses, properties, operations, assets or financial condition, that would be required to be disclosed by the Company under applicable securities laws or Eligible Market rules at the time this representation is made or deemed made that has not been publicly disclosed at least one (1) Trading Day prior to the date hereof.

5.9.           SEC Filings.

5.9.1.              At the time of filing thereof, the SEC Filings complied as to form in all material respects with the requirements of the 1934 Act and did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

5.9.2.              At the time of filing or submission of the relevant SEC Filing with respect thereto (or, if amended or superseded by a filing or submission prior to the date of this Agreement, then on the date of such filing or submission), each press release of the Company included in any SEC Filing did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

5.9.3.              As of the date of this Agreement, the Company is permitted to register the resale of the Securities for resale by the Purchaser on Form F-3 promulgated under the 1933 Act.

5.10.        No Conflict, Breach, Violation or Default.  Subject to the operation of Section 2.2, the execution, delivery and performance of the Transaction Documents by the Company and the issuance and sale of the Securities will not (i) conflict with or result in a breach or violation of (a) any of the terms and provisions of, or constitute a default under the Company’s Articles of Association or the Company’s Memorandum of Association, both as in effect on the date hereof, or (b) any statute, rule, regulation or order of any governmental agency or body or any court, domestic or foreign, having jurisdiction over the Company, any Subsidiary or any of their respective assets or properties, or (ii) conflict with, or constitute a default (or an event that with notice or lapse of time or both would become a default) under, result in the creation of any lien, encumbrance or other adverse claim upon any of the properties or assets of the Company or any Subsidiary or give to others any rights of termination, amendment, acceleration or cancellation (with or without notice, lapse of time or both) of, any Material Contract, except in the case of clauses (i)(b) and (ii) above, such as would not reasonably be expected to have a Material Adverse Effect, individually or in the aggregate.

5.11.        Tax Matters.  The Company and each Subsidiary has timely prepared and filed all tax returns required to have been filed by the Company or such Subsidiary with all appropriate governmental agencies and timely paid all taxes shown thereon or otherwise owed by it, other than taxes that the Company or any Subsidiary is contesting in good faith and for which adequate reserves have been established.  The charges, accruals and reserves on the books of the Company in respect of taxes for all fiscal periods are adequate in all material respects, and there are no material unpaid assessments against the Company or any Subsidiary nor, to the Company’s Knowledge, any basis for the assessment of any a material amount of additional taxes, penalties or interest for any fiscal period or audits by any taxing authority except for any assessment which is not material to the Company and its Subsidiaries, taken as a whole.  All taxes and other assessments and levies that the Company or any Subsidiary is required to withhold or to collect for payment have been duly withheld and collected and paid to the proper governmental entity or third party when due, other than taxes that the Company or any Subsidiary is contesting in good faith and for which adequate reserves have been established.  There are no material tax liens or claims pending or, to the Company’s Knowledge, threatened against the Company or any Subsidiary or any of their respective assets or property.  Except as described on Schedule 5.11, there are no outstanding tax sharing agreements or other such arrangements between the Company and any Subsidiary or other corporation or entity.

5.12.         Title to Properties.  Except as disclosed in the SEC Filings, the Company and each Subsidiary has good and marketable title to all real properties, if any and all other properties and assets owned by it and which are material to the conduct of its business, in each case free from liens, encumbrances and defects that would materially affect the value thereof or materially interfere with the use made or currently planned to be made thereof by them; and except as disclosed in the SEC Filings, the Company and each Subsidiary holds any leased real or personal property which is material to the conduct of its business under valid and enforceable leases with no exceptions that would materially interfere with the use made or currently planned to be made thereof by them.

5.13.        Certificates, Authorities and Permits.  The Company and each Subsidiary possess adequate certificates, authorities or permits issued by appropriate governmental agencies or bodies necessary to conduct the business now operated by it, and neither the Company nor any Subsidiary has received any written notice of proceedings relating to the revocation or modification of any such certificate, authority or permit that, if determined adversely to the Company or such Subsidiary, would reasonably be expected to have a Material Adverse Effect, individually or in the aggregate.

5.14.        Labor Matters.

5.14.1.              Except as set forth on Schedule 5.14, the Company is not a party to or bound by any collective bargaining agreements or other agreements with labor organizations.  The Company has not violated any laws, regulations, orders or contract terms, affecting the collective bargaining rights of employees, labor organizations or any laws, regulations or orders affecting employment discrimination, equal opportunity employment, or employees’ health, safety, welfare, wages and hours, except such as would not reasonably be expected to have a Material Adverse Effect, individually or in the aggregate.

5.14.2.              (i) There are no labor disputes existing, or to the Company's Knowledge, threatened, involving strikes, slow-downs, work stoppages, job actions, material disputes, lockouts or any other material disruptions of or by the Company's employees, (ii) there are no unfair labor practices or petitions for election pending or, to the Company's Knowledge, threatened before any labor commission, court or other governmental or administrative body relating to the Company's employees, (iii) no demand for recognition or certification heretofore made by any labor organization or group of employees is pending with respect to the Company and (iv) to the Company's Knowledge, the Company enjoys good labor and employee relations with its employees and labor organizations.

5.14.3.              The Company is, and at all times has been, in compliance in all material respects with all applicable laws respecting employment (including laws relating to classification of employees and independent contractors) and employment practices, terms and conditions of employment, wages and hours, and immigration and naturalization.  There are no claims pending against the Company before any governmental or administrative body or in any court asserting any violation of labor laws or regulations.

5.14.4.              Each of the Company or its Subsidiaries currently has no liability for the improper classification of its employees as independent contractors or leased employees.

5.14.5.              To the Company’s Knowledge, no executive officer of the Company or any Subsidiary is, or is now expected to be, in violation of any material term of any employment contract, confidentiality, disclosure or proprietary information agreement or non-competition agreement, or any other contract or agreement or any restrictive covenant in favor of any third party, and the continued employment of each such executive officer does not subject the Company or any of its Subsidiaries to any material liability with respect to any of the foregoing matters.

5.15.        Intellectual Property.

5.15.1.              All Intellectual Property of the Company and its Subsidiaries is currently in compliance in all material respects with all legal requirements for its registration and continuation (including timely filings, proofs and payments of fees) and is valid and enforceable.  No Intellectual Property of the Company or its Subsidiaries which is necessary for the conduct of Company’s and each of its Subsidiaries’ respective businesses as currently conducted has been or is now involved in any cancellation, dispute or litigation to which the Company is a party, and, to the Company’s Knowledge, no such action is threatened.  No patent of the Company or its Subsidiaries has been or is now involved in any interference, reissue, re-examination or opposition proceeding.

5.15.2.              All of the licenses and sublicenses and consent, royalty or other agreements concerning Intellectual Property which are necessary for the conduct of the Company’s and each of its Subsidiaries’ respective businesses as currently conducted to which the Company or any Subsidiary is a party or by which any of their assets are bound (other than  generally commercially available, non-custom, off-the-shelf software application programs having a retail acquisition price of less than $10,000 per license) (collectively, “License Agreements”) are valid and binding obligations of the Company or its Subsidiaries that are parties thereto and, to the Company’s Knowledge, the other parties thereto, enforceable in accordance with their terms, except to the extent that enforcement thereof may be limited by bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar laws affecting the enforcement of creditors’ rights generally, and there exists no event or condition which will result in a material violation or breach of or constitute (with or without due notice or lapse of time or both) a default by the Company or any of its Subsidiaries under any such License Agreement.

5.15.3.              Except as specified in Schedule 5.15, the Company and its Subsidiaries own or have the valid right to use all of the Intellectual Property that is necessary for the conduct of the Company’s and each of its Subsidiaries’ respective businesses as currently conducted and for the ownership, maintenance and operation of the Company’s and its Subsidiaries’ properties and assets, free and clear of all liens, encumbrances, adverse claims or obligations to license all such owned Intellectual Property and Confidential Information, (other than generally commercially available, non-custom, off-the-shelf software application programs having a retail acquisition price of less than $10,000 per license).  The Company and its Subsidiaries have a valid and enforceable right to use all third party Intellectual Property and Confidential Information necessary for the conduct of the respective businesses of the Company and its Subsidiaries.

5.15.4.              The conduct of the Company’s and its Subsidiaries’ businesses as currently conducted does not, to the Company’s Knowledge, infringe or conflict with (collectively, “Infringe”) any Intellectual Property rights of any third party or any confidentiality obligation owed to a third party, and, to the Company’s Knowledge, the Intellectual Property and Confidential Information of the Company and its Subsidiaries which are necessary for the conduct of Company’s and each of its Subsidiaries’ respective businesses as currently conducted are not being Infringed by any third party.  Except as set forth on Schedule 5.15, there is no litigation to which the Company or any Subsidiary is party or order to which the Company or any Subsidiary is subject pending or outstanding or, to the Company’s Knowledge, threatened, that seeks to limit or challenge or that concerns the ownership, use, validity or enforceability of any Intellectual Property or Confidential Information of the Company and its Subsidiaries and the Company’s and its Subsidiaries’ use of any Intellectual Property or Confidential Information owned by a third party, and, to the Company’s Knowledge, there is no valid basis for the same.

5.15.5.              The consummation of the transactions contemplated hereby and by the other Transaction Documents will not result in the alteration, loss, impairment of or restriction on the Company’s or any of its Subsidiaries’ ownership or right to use any of the Intellectual Property or Confidential Information which is necessary for the conduct of Company’s and each of its Subsidiaries’ respective businesses as currently conducted.

5.15.6.              The Company and its Subsidiaries have taken reasonable steps to protect the Company’s and its Subsidiaries’ rights in their Confidential Information.  Each employee, consultant and contractor who has had access to Confidential Information which is necessary for the conduct of Company’s and each of its Subsidiaries’ respective businesses as currently conducted has executed an agreement to maintain the confidentiality of such Confidential Information and has executed appropriate agreements that are substantially consistent with the Company’s standard forms thereof.  Except under confidentiality obligations, to the Company’s Knowledge there has been no material disclosure of any of the Company’s or its Subsidiaries’ material Confidential Information to any third party.

5.16.        Environmental Matters.  To the Company’s Knowledge, neither the Company nor any Subsidiary is in violation of any statute, rule, regulation, decision or order of any governmental agency or body or any court, domestic or foreign, relating to the use, disposal or release of hazardous or toxic substances or relating to the protection or restoration of the environment or human exposure to hazardous or toxic substances (collectively, “Environmental Laws”), except for such violations as would not reasonably be expected to have a Material Adverse Effect, individually or in the aggregate, owns or operates any real property contaminated with any substance that is subject to any Environmental Laws, is liable for any off-site disposal or contamination pursuant to any Environmental Laws, or is subject to any claim relating to any Environmental Laws, which violation, contamination, liability or claim has had or could reasonably be expected to have a Material Adverse Effect, individually or in the aggregate; and, except as described on Schedule 5.16, there is no pending or, to the Company’s Knowledge, threatened investigation that might lead to such a claim.

5.17.        Litigation.  Except as described on Schedule 5.17, there are no material pending actions, suits or proceedings against or affecting the Company, its Subsidiaries or any of its or their properties; and to the Company’s Knowledge, no such actions, suits or proceedings are threatened or contemplated.  Neither the Company nor any Subsidiary, nor any director or officer thereof (with respect to their service with the Company), is or since January 1, 2010 has been the subject of any action involving a claim of violation of or liability under Israeli or United States federal or state securities laws or a claim of breach of fiduciary duty.  There has not been, and to the Company’s Knowledge, there is not pending or contemplated, any investigation by the Israeli Securities Authority or the SEC involving the Company or any current or former director or officer of the Company with respect to such person's service with the Company. The SEC has not issued any stop order or other order suspending the effectiveness of any registration statement filed by the Company or any Subsidiary under the 1933 Act or the 1934 Act.

5.18.           Financial Statements. The financial statements included in each SEC Filing comply in all material respects with applicable accounting requirements and the rules and regulations of the SEC with respect thereto as in effect at the time of filing (or to the extent corrected by a subsequent restatement) and present fairly, in all material respects, the consolidated financial position of the Company as of the dates shown and its consolidated results of operations and cash flows for the periods shown, and such financial statements have been prepared in material conformity with United States generally accepted accounting principles applied on a consistent basis (“GAAP”) (except as may be disclosed therein or in the notes thereto).

5.19.           Insurance Coverage.  The Company and each Subsidiary maintains in full force and effect insurance coverage that is customary for comparably situated companies for the business being conducted and properties owned or leased by the Company and each Subsidiary.  Neither the Company nor any Subsidiary has any reason to believe that it will not be able to renew its existing insurance coverage as and when such coverage expires or to obtain similar coverage from similar insurers as may be necessary to continue its business.

5.20.           Compliance with NASDAQ and TASE Continued Listing Requirements.  The Company is in compliance in all material respects with applicable NASDAQ and TASE continued listing requirements. There are no proceedings pending or, to the Company’s Knowledge, threatened against the Company relating to the continued listing of the Ordinary Shares on NASDAQ and the TASE and the Company has not received any notice of, nor to the Company’s Knowledge is there any basis for, the delisting of the Ordinary Shares from NASDAQ or the TASE.

5.21.           Brokers and Finders.  No Person will have, as a result of the transactions contemplated by the Transaction Documents, any valid right, interest or claim against or upon the Company, any Subsidiary or the Investor for any commission, fee or other compensation pursuant to any agreement, arrangement or understanding entered into by or on behalf of the Company.

5.22.           No Integrated Offering. Assuming the accuracy of the Investor’s representations and warranties set forth in Section 6 hereof, neither the Company, nor any of its Affiliates, nor any Person acting on its or their behalf has, directly or indirectly, made any offers or sales of any security or solicited any offers to buy any security, under circumstances that would cause this offering of the Securities to be integrated with prior offerings by the Company for purposes of (i) the 1933 Act which would require the registration of any such securities under the 1933 Act, (ii) the Israeli Securities Law of 1968 which would require the publication of prospectus in Israel, or (iii) any applicable shareholder approval provisions of any Eligible Market on which any of the securities of the Company are listed or designated or of the Companies Law of 1999.

5.23.           Regulation D; Israeli Private Placement. Assuming the accuracy of the Investor’s representations and warranties set forth in Section 6 hereof, the offer and sale of the Securities to the Investor as contemplated hereby is not required to be registered under the 1933 Act, pursuant to Regulation D and is exempt from the requirement to publish prospectus in Israel under the Securities Law of 1968.  The issuance and sale of the Securities hereunder does not contravene the rules and regulations of the Eligible Market(s) on which the Ordinary Shares are admitted to trading on the date hereof.

5.24.           Transactions with Affiliates.  Except as disclosed in the SEC Filings or as disclosed on Schedule 5.24, none of the officers or directors of the Company and, to the Company’s Knowledge, none of the employees of the Company is presently a party to any transaction with the Company or any Subsidiary (other than as holders of share options and/or warrants, and for services as employees, officers and directors), including any contract, agreement or other arrangement providing for the furnishing of services to or by, providing for rental of real or personal property to or from, or otherwise requiring payments to or from any officer, director or such employee or, to the Company’s Knowledge, any entity in which any officer, director, or any such employee has a substantial interest or is an officer, director, trustee or partner.

5.25.           Internal Controls. The Company is in material compliance with the provisions of the Sarbanes-Oxley Act of 2002 currently applicable to the Company. The Company and the Subsidiaries maintain a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management's general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability, (iii) access to assets is permitted only in accordance with management's general or specific authorization, and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. Except as disclosed in the SEC Filings, the Company has established disclosure controls and procedures (as defined in 1934 Act Rules 13a-15(e) and 15d-15(e)) for the Company and designed such disclosure controls and procedures to ensure that information required to be disclosed by the Company in the reports it files or submits under the 1934 Act is recorded, processed, summarized and reported, within the time periods specified in the SEC’s rules and forms.  The Company's certifying officers have evaluated the effectiveness of the Company's controls and procedures as of December 31, 2012 (such date, the "Evaluation Date").  The Company presented in its Form 20-F the conclusions of the certifying officers about the effectiveness of the disclosure controls and procedures based on their evaluations as of the Evaluation Date.  Since the Evaluation Date, there have been no significant changes in the Company's internal controls (as such term is defined in Item 308 of Regulation S-K) or, to the Company's Knowledge, in other factors that would be reasonably expected to significantly affect the Company's internal controls.  The Company maintains and will continue to maintain, as long as required to do so, a standard system of accounting established and administered in accordance with GAAP and the applicable requirements of the 1934 Act.

5.26.           Foreign Corrupt Practices.  Neither the Company nor any Subsidiary, nor to the Company’s Knowledge, any agent or other person acting on behalf of the Company or any Subsidiary, has: (i) directly or indirectly, used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses related to foreign or domestic political activity, (ii) made any unlawful payment to foreign or domestic government officials or employees or to any foreign or domestic political parties or campaigns from corporate funds, (iii) failed to disclose fully any contribution made by the Company or any Subsidiary (or made by any person acting on its behalf of which the Company is aware) which is in violation of law or (iv) violated in any material respect any provision of any anti-bribery law or regulations.

5.27.           Regulation M Compliance.  The Company has not, and to the Company’s Knowledge, no one acting on its behalf has, (i) taken, directly or indirectly, any action designed to cause or to result in the stabilization or manipulation of the price of any security of the Company to facilitate the sale or resale of any of the Securities, (ii) sold, bid for, purchased, or paid any compensation for soliciting purchases of, any of the Securities, or (iii) paid or agreed to pay to any Person any compensation for soliciting another to purchase any other securities of the Company, other than, in the case of clauses (ii) and (iii), compensation paid to the Company’s placement agent in connection with the placement of the Securities.

5.28.           Listing and Maintenance Requirements.  The Ordinary Shares are registered pursuant to Section 12(b) or 12(g) of the 1934 Act, and the Company has taken no action designed to, or which to the Company’s Knowledge is likely to have the effect of, terminating the registration of the Ordinary Shares under the 1934 Act nor has the Company received any written notification that the SEC is contemplating terminating such registration. The Company has not, in the 12 months preceding the date hereof, received notice from any Eligible Market on which the Ordinary Shares are or have been listed or quoted to the effect that the Company is not in compliance with the listing or maintenance requirements of such Eligible Market. The Company is, and has no reason to believe that it will not in the foreseeable future continue to be, in compliance with all such listing and maintenance requirements.

5.29.           Application of Takeover Protections.  The Company and the Board of Directors have taken all necessary action, if any, in order to render inapplicable any control share acquisition, business combination, poison pill (including any distribution under a rights agreement) or other similar anti-takeover provision that is or could become applicable to the Investor as a result of the Investor and the Company fulfilling their obligations or exercising their rights under the Transaction Documents, including without limitation as a result of the Company’s issuance of the Securities and the Investor’ ownership of the Securities.

5.30.           Solvency.  Based on the consolidated financial condition of the Company as of the date hereof but after giving effect to (A) the receipt by the Company of the proceeds from the sale of the Securities hereunder and under the Titan SPA and (B) collections under accounts receivable, (i) the amount believed by the Company to be the fair saleable value of the Company’s assets exceeds the amount that will be required to be paid on or in respect of the Company’s existing debts and other liabilities (including known contingent liabilities) as they mature, (ii) the Company’s assets do not constitute unreasonably small capital to carry on its business as now conducted and as currently proposed to be conducted, including its capital needs, taking into account the particular capital requirements of the business conducted by the Company, consolidated and projected capital requirements and capital availability thereof, and (iii) the current cash flow of the Company, together with the proceeds the Company currently believes it would receive were it to liquidate all of its assets, after taking into account all anticipated uses of the cash, would be reasonably expected to be sufficient to pay all amounts on or in respect of its liabilities when such amounts are required to be paid.  The Company does not intend to incur debts beyond its ability to pay such debts as they mature (taking into account the timing and amounts of cash to be payable on or in respect of its debt).  Schedule 5.30 sets forth as of the date hereof all outstanding secured and unsecured Indebtedness of the Company or any Subsidiary, or for which the Company or any Subsidiary has commitments.  For the purposes of this Agreement, “Indebtedness” means (x) any liabilities for borrowed money or amounts owed in excess of $1,000,000 (other than trade accounts payable incurred in the ordinary course of business), and (y) all guaranties, endorsements and other contingent obligations in respect of indebtedness of others, whether or not the same are or should be reflected in the Company’s consolidated balance sheet (or the notes thereto), for which the Company or any Subsidiary's liability is likely to exceed $1,000,000, except guaranties by endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of business.  Neither the Company nor any Subsidiary is in default with respect to any Indebtedness.

5.31.           Disclosures.  Except for the disclosure of Titan SPA and the Third Party Investor, neither the Company nor any Person acting on its behalf has provided the Investor or its agents or counsel with any information that constitutes material, non-public information, other than the terms of the transactions contemplated hereby.  The Company acknowledges and agrees that (i) the  Investor has not made nor does it make any representations or warranties with respect to the transactions contemplated hereby other than those specifically set forth in Section 6 hereof, and (ii) the representations contained in Section 6 shall not modify, amend or affect the Investor’s right to rely on the Company’s representations and warranties contained in this Agreement or any representations and warranties contained in any other Transaction Document.

5.32.           Investment Company.  The Company is not required to be registered as, and is not an Affiliate of, and immediately following the Closing will not be required to register as, an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

6.            Representations and Warranties of the Investor. The Investor hereby represents and warrants to the Company that:

6.1.           Organization and Existence. The Investor is a validly existing Cayman Islands exempt limited company and has all requisite corporate, partnership or limited liability company power and authority to invest in the Securities pursuant to this Agreement.

6.2.           Authorization.  The execution, delivery and performance by the Investor of the Transaction Documents to which the Investor is a party have been duly authorized and each will constitute the valid and legally binding obligation of the Investor, enforceable against the Investor in accordance with their respective terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability, relating to or affecting creditors’ rights generally. All consents, approvals, orders and authorizations required on the part of the Investor in connection with the execution, delivery or performance of each Transaction Document and the consummation of the transactions contemplated hereby and thereby have been obtained and are effective as of the date hereof.

6.3.           Purchase Entirely for Own Account.  The Securities to be received by the Investor hereunder will be acquired for the Investor’s own account, not as nominee or agent, and not with a view to the resale or distribution of any part thereof in violation of the 1933 Act, and the Investor has no present intention of selling, granting any participation in, or otherwise distributing the same in violation of the 1933 Act or any applicable state securities laws, and does not have any current arrangement or understanding with any other Person regarding the distribution of such Securities, without prejudice, however, to the Investor’s right at all times to sell or otherwise dispose of all or any part of such Securities in compliance with applicable Israeli or United States federal and state securities laws. Nothing contained herein shall be deemed a representation or warranty by the Investor to hold the Securities for any period of time.

6.4.           Investment Experience. The Investor acknowledges that it can bear the economic risk and complete loss of its investment in the Securities and has such knowledge and experience in financial or business matters that it is capable of evaluating the merits and risks of the investment contemplated hereby and, without limitation of the representations and warranties included in Section 5, has requested, received, reviewed and considered all information it deems relevant in making an informed decision to purchase the Securities and has had the opportunity to ask questions of and receive answers from the Company concerning such information.

6.5.           Restricted Securities. The Investor understands that the Securities are characterized as “restricted securities” under the U.S. federal securities laws inasmuch as they are being acquired from the Company in a transaction not involving a public offering and that under such laws and applicable regulations such securities may be resold without registration under the 1933 Act only in certain limited circumstances. The Investor understands that the Securities will be subject to resale restrictions in Israel under applicable Israeli securities laws and in the US and the Investor covenants that it will comply with all such restrictions.

6.6.           Legends.  It is understood that certificates evidencing the Securities may bear the following or any similar legend:

"THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”) OR APPLICABLE STATE SECURITIES LAWS. THESE SECURITIES MAY NOT BE SOLD OR OTHERWISE TRANSFERRED WITHOUT AN EFFECTIVE REGISTRATION STATEMENT FOR SUCH SECURITIES UNDER THE SECURITIES ACT AND APPLICABLE STATE SECURITIES LAWS, OR THE AVAILABILITY OF AN EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION PROVISIONS OF THE SECURITIES ACT AND APPLICABLE STATE SECURITIES LAWS.".

6.7.           Brokers and Finders. Other than the Commitment Fee, no Person will have, as a result of the transactions contemplated by the Transaction Documents, any valid right, interest or claim against or upon the Company, any Subsidiary or Investor for any commission, fee or other compensation pursuant to any agreement, arrangement or understanding entered into by or on behalf of the Investor.

6.8.           Accredited Investor.  The Investor is an accredited investor as defined in Rule 501(a) of Regulation D, as amended, under the 1933 Act. The Investor was not organized for the purpose of acquiring the Securities and is not required to be registered as a broker-dealer under Section 15 of the 1934 Act.

6.9.           Available Funds.  The Investor has sufficient funds in its possession to permit it to acquire the Shares.

6.10.           No Other Representations.  The Investor acknowledges and agrees that the Company does not make and or has not made any representations or warranties with respect to the transactions contemplated hereby other than those specifically set forth in Section 5 hereof.

7.            Conditions to Closing.

7.1.          Conditions to the Investor’s Obligations. The obligation of the Investor to consummate the Closing is subject to the fulfillment on or prior to the Closing Date, of the following conditions, any of which may be waived by the Investor:

7.1.1.              The representations and warranties made by the Company in Section 5 hereof qualified as to materiality shall be true and correct at all times prior to and on the Closing Date as so qualified, except to the extent any such representation or warranty expressly speaks as of an earlier date, in which case such representation or warranty shall be true and correct as of such earlier date as so qualified, and, the representations and warranties made by the Company in Section 5 hereof not qualified as to materiality shall be true and correct in all material respects at all times prior to and on the Closing Date, except to the extent any such representation or warranty expressly speaks as of an earlier date, in which case such representation or warranty shall be true and correct in all material respects as of such earlier date; provided, however, that the representations and warranties in Section 5.3 (Capitalization) may be updated as a result of (i) issuance of Ordinary Shares pursuant to the Company’s stock plans or pursuant to securities exercisable for, or convertible into or exchangeable for Ordinary Shares of the Company; and (ii) issuance of securities under the Titan SPA; and (iii) issuance of securities (including convertible loans) under the Third Party Investment.  The Company shall have performed in all material respects all obligations and covenants herein required to be performed by it on or prior to the Closing Date.

7.1.2.              The Company shall have obtained any and all consents, permits, approvals, registrations and waivers necessary or appropriate for consummation of the purchase and sale of the Securities and the consummation of the other transactions contemplated by the Transaction Documents, all of which shall be in full force and effect.

7.1.3.              The TASE has approved the listing of the Ordinary Shares issuable pursuant to this Agreement and the Ordinary Shares underlying the Warrants.

7.1.4.              If applicable, The NASDAQ Stock Market shall have waived application of the 15 day prior notice contained in Listing Rule 5250(e)(2) or such timeframe shall have expired without objections.

7.1.5.              No judgment, writ, order, injunction, award or decree of or by any court, or judge, justice or magistrate, including any bankruptcy court or judge, or any order of or by any governmental authority, shall have been issued, and no action or proceeding shall have been instituted by any governmental authority, enjoining or preventing the consummation of the transactions contemplated hereby or in the other Transaction Documents.

7.1.6.              The Company shall have delivered a Certificate, executed on behalf of the Company by its Chief Executive Officer or its Chief Financial Officer, dated as of the Closing Date, certifying to the fulfillment of the conditions specified in subsections 7.1.1-7.1.5 and 7.1.9 of this Section 7.1.

7.1.7.              The Company shall have delivered a Certificate, executed on behalf of the Company by its Secretary, dated as of the Closing Date, certifying the resolutions adopted by the Board of Directors of the Company approving the transactions contemplated by this Agreement and the other Transaction Documents and the issuance of the Securities, certifying the current versions of the Articles of Association and Memorandum of Association of the Company and certifying as to the signatures and authority of persons signing the Transaction Documents and related documents on behalf of the Company.

7.1.8.              The Investor shall have received an opinion from Meitar Liquornik Geva Leshem Tal Law Offices, the Company's counsel, dated as of the Closing Date, in the form of Exhibit D hereto.

7.1.9.              No stop order or suspension of trading shall have been imposed by the TASE, the Israel Securities Authority, the SEC, the NASDAQ Stock Exchange, or any other governmental or regulatory body with respect to public trading in the Ordinary Shares.

7.2.         Conditions to Obligations of the Company. The Company's obligation to consummate the Closing is subject to the satisfaction on or prior to the Closing Date of the following conditions, any of which may be waived by the Company:

7.2.1.              The representations and warranties made by the Investor in Section 6 hereof qualified as to materiality shall be true and correct at all times prior to and on the Closing Date as so qualified, except to the extent any such representation or warranty expressly speaks as of an earlier date, in which case such representation or warranty shall be true and correct as of such earlier date as so qualified, and, the representations and warranties made by the Investor in Section 6 hereof not qualified as to materiality shall be true and correct in all material respects at all times prior to and on the Closing Date, except to the extent any such representation or warranty expressly speaks as of an earlier date, in which case such representation or warranty shall be true and correct in all material respects as of such earlier date. The Investor shall have performed in all material respects all obligations and covenants herein required to be performed by it on or prior to the Closing Date.

7.2.2.              The Investor shall have delivered the Purchase Price to the Company.

7.2.3.              The Company shall have obtained any and all consents, permits, approvals, registrations and waivers necessary or appropriate for consummation of the purchase and sale of the Securities and the consummation of the other transactions contemplated by the Transaction Documents, all of which shall be in full force and effect.

7.2.4.              The TASE has approved the listing of the Ordinary Shares issuable pursuant to this Agreement and the Ordinary Shares underlying the Warrants.

7.2.5.              If applicable, The NASDAQ Stock Market shall have waived application of the 15 day prior notice contained in Listing Rule 5250(e)(2) or such timeframe shall have expired without objections.

7.2.6.              No judgment, writ, order, injunction, award or decree of or by any court, or judge, justice or magistrate, including any bankruptcy court or judge, or any order of or by any governmental authority, shall have been issued, and no action or proceeding shall have been instituted by any governmental authority, enjoining or preventing the consummation of the transactions contemplated hereby or in the other Transaction Documents.

7.3.           Termination of Obligations to Effect Closing; Effects.

The obligations of the Company, on the one hand, and the Investor, on the other hand, to effect the Closing shall terminate as follows:

7.3.1.              Upon the mutual written consent of the Company and the Investor;

7.3.2.              By the Company if any of the conditions set forth in Section 7.2 shall have become incapable of fulfillment, and shall not have been waived by the Company;

7.3.3.              By the Investor if any of the conditions set forth in Section 7.1 shall have become incapable of fulfillment, and shall not have been waived by the Investor; or

7.3.4.              By either the Company or the Investor if the Closing has not occurred on or prior to June 30, 2013;

provided, however, that, except in the case of clause 7.3.1 above, the party seeking to terminate its obligation to effect the Closing shall not then be in breach of any of its representations, warranties, covenants or agreements contained in this Agreement or the other Transaction Documents if such breach has resulted in the circumstances giving rise to such party’s seeking to terminate its obligation to effect the Closing.

Nothing in this Section 7.3 shall be deemed to release any party from any liability for any breach by such party of the terms and provisions of this Agreement or the other Transaction Documents or to impair the right of any party to compel specific performance by any other party of its obligations under this Agreement or the other Transaction Documents.

8.            Covenants and Agreements of the Company and the Investor.

8.1.           Reservation of Ordinary Shares.  Until such time as they have been issued or Ordinary Shares are no longer required to be issued thereunder, the Company shall at all times reserve and keep available out of its authorized but unissued Ordinary Shares, solely for the purpose of providing for the exercise of the Warrants and the issuance of the Make-Whole Shares, such number of Ordinary Shares as shall from time to time equal the number of shares sufficient to permit the exercise of the Warrants issued pursuant to this Agreement in accordance with their respective terms and the Make-Whole Shares. The initial reservation with respect to the Make-Whole Shares shall assume that the Reference Price is lower by 50% of the Adjusted Purchase Price and until the Adjustment Closing Date, such reservation shall be increased by the Company, if necessary, in light of the market price of its Ordinary Shares.

8.2.           No Conflicting Agreements.  Neither party hereto will take any action, enter into any agreement or make any commitment that would conflict or interfere in any material respect with the Company’s obligations to the other party under the Transaction Documents.

8.3.           Compliance with Laws.  Each party hereto will comply in all material respects with all applicable laws, rules, regulations, orders and decrees of all governmental authorities.

8.4.           Listing of Shares and Related Matters.  Promptly following the date hereof, the Company shall take all necessary action to cause the Ordinary Shares issuable under this Agreement to be listed on The NASDAQ Global Select Market and the TASE no later than the Closing Date.  Further, if the Company applies to have its Ordinary Shares or other securities traded on any other principal stock exchange or market, it shall include in such application the Ordinary Shares issuable under this Agreement and will take such other action as is necessary to cause such Ordinary Shares to be so listed.  Unless the Company’s Ordinary Shares become listed on an alternative national exchange, the Company will use commercially reasonable efforts to continue the listing and trading of its Ordinary Shares on The NASDAQ Global Select Market and the TASE and, in accordance, therewith, will use commercially reasonable efforts to comply in all respects with the Company’s reporting, filing and other obligations under the bylaws or rules of such market or exchange, as applicable.

8.5.           Removal of Legends.

8.5.1.              Certificates evidencing the Securities shall not contain any legend (including the legends set forth in Section 6.6 hereof), (i) while a registration statement (including the Registration Statement) covering the resale of such security is effective under the 1933 Act, (ii) following any sale of such Securities pursuant to Rule 144, (iii) if such Securities are eligible for sale under Rule 144, without the requirement for the Company to be in compliance with the current public information required under Rule 144 as to such Securities and without volume or manner-of-sale restrictions, or (iv) if such legend is not required under the 1933 Act (including judicial interpretations and pronouncements issued by the staff of the SEC).  The Company shall cause its counsel to issue a legal opinion to the Transfer Agent promptly after the Effective Date if required by the Transfer Agent to effect the removal of the legend hereunder, subject to the Investor providing the Company such representations and other assurances as the Company reasonably requests.  If all or any portion of a Warrant is exercised or any other Ordinary Shares issuable under this Agreement are issued at a time when there is an effective registration statement to cover the resale of the Warrant Shares or such Ordinary Shares, or if such Ordinary Shares or Warrant Shares are to be sold under Rule 144 and the Company is then in compliance with the current public information required under Rule 144 or if the Ordinary Shares or Warrant Shares may be sold under Rule 144 without the requirement for the Company to be in compliance with the current public information required under Rule 144 as to such Ordinary Shares or Warrant Shares, or if such legend is not otherwise required under applicable requirements of the 1933 Act (including judicial interpretations and pronouncements issued by the staff of the SEC) then such Warrant Shares or Ordinary Shares shall be issued free of all legends, subject to the Investor providing the Company such representations and other assurances as the Company reasonably requests. The Company agrees that following the Effective Date or at such time as such legend is no longer required under this Section 8.5, it will, no later than three Trading Days following the delivery by a Investor to the Company or the Transfer Agent of a certificate representing Securities issued with a restrictive legend (such third Trading Day, the “Legend Removal Date”), subject to the Investor providing the Company such representations and other assurances as the Company reasonably requests, deliver or cause to be delivered to the Investor a certificate representing such Securities that is free from all restrictive and other legends. The Company may not make any notation on its records or give instructions to the Transfer Agent that enlarge the restrictions on transfer set forth in this Section 8.5.  Certificates for Securities subject to legend removal hereunder shall be transmitted by the Transfer Agent to the Investor by crediting the account of the Investor’s prime broker with the Depository Trust Company System as directed by the Investor. Any Transfer Agent fees associated with the removal of such legends shall be borne by the Company.

8.5.2.              In addition to the Investor’s other available remedies, the Company shall pay to the Investor, in cash, as partial liquidated damages and not as a penalty, for each $1,000 of Ordinary Shares or Warrant Shares (based on the VWAP of the Ordinary Shares on the date such Securities are submitted to the Transfer Agent) delivered for removal of the restrictive legend, $10 per Trading Day for each Trading Day after the third (3th) Trading Day after the Legend Removal Date until such certificate is delivered without a legend. Nothing herein shall limit the Investor’s right to pursue actual damages for the Company’s failure to deliver certificates representing any Securities as required by the Transaction Documents, and the Investor shall have the right to pursue all remedies available to it at law or in equity including, without limitation, a decree of specific performance and/or injunctive relief.

8.6.           Trading Activities.  The Investor's trading activities with respect to the Ordinary Shares shall be in compliance with all applicable federal and state securities laws, rules and regulations and the rules and regulations of the Eligible Markets on which the Ordinary Shares are listed or traded.  The Investor agrees that it shall not, and that it will cause its Affiliates not to: (i) engage in any short sales of the Ordinary Shares in an amount exceeding on any Trading Date $200,000 until the end of the Reference Period, or (ii) be party to any transaction or transactions in Ordinary Shares which (in the aggregate) represent 40% or more of the volume of Ordinary Shares traded on a single Trading Day during the Reference Period.

8.7.           Confidentiality.  Except for the material terms and conditions of this transaction, the Titan Offering which shall be disclosed in accordance with this Agreement and the Titan SPA and the Third Party Investment, the Company covenants and agrees that it shall refrain from disclosing, and shall cause its officers, directors, employees and agents to refrain from disclosing, any material non-public information to the Investor without also disseminating such information to the public, unless prior to disclosure of such information the Company identifies such information as being material non-public information and provides the Investor with the opportunity to accept or refuse to accept such material non-public information for review.  In no event shall the Investor have a duty of confidentially, or be deemed to have agreed to maintain information in confidence, with respect to any information disclosed in violation of this.

8.8.           OCS Undertaking. In the event that as result of the issuance of the Securities or following the Closing the Investor will hold 5% or more of the Company’s share capital the Investor shall execute and deliver to the Company upon its request an undertaking to the Office of the Chief Scientist of the Ministry of Economy of the State of Israel (the “OCS”) in the standard form required by the OCS.

9.            Survival and Indemnification.

9.1.           Survival.  The representations, warranties, covenants and agreements contained in this Agreement shall survive the Closing of the transactions contemplated by this Agreement until the expiration of the applicable statute of limitations, provided that the Company shall have no liability in respect of any breach of the representations set out in Section 5, and the Investor shall have no liability in respect of any breach of the representations set out in Section 6, to the extent that the party claiming under this Agreement in respect of such breach has not provided written notice to the party giving such representation setting out reasonable details of such breach on or before the second anniversary of the Closing Date.

9.2.          Indemnification.  The Company agrees to indemnify and hold harmless the Investor and its Affiliates and their respective directors, officers, trustees, members, managers, employees and agents, and their respective successors and assigns, from and against any and all losses, claims, damages, liabilities and expenses (including without limitation reasonable attorney fees and disbursements and other expenses incurred in connection with investigating, preparing or defending any action, claim or proceeding, pending or threatened and the costs of enforcement thereof but excluding for the avoidance of doubt any loss of profit or opportunity, or any punitive damages) (collectively, “Losses”) to which such Person may become subject as a result of any breach of representation, warranty, covenant or agreement made by or to be performed on the part of the Company under the Transaction Documents, and will reimburse any such Person for all such amounts as they are incurred by such Person.

9.3.         Conduct of Indemnification Proceedings. Any person entitled to indemnification hereunder shall (i) give prompt notice to the indemnifying party of any claim with respect to which it seeks indemnification and (ii) permit such indemnifying party to assume the defense of such claim with counsel reasonably satisfactory to the indemnified party; provided that any person entitled to indemnification hereunder shall have the right to employ separate counsel and to participate in the defense of such claim, but the fees and expenses of such counsel shall be at the expense of such person unless (a) the indemnifying party has agreed to pay such fees or expenses, or (b) the indemnifying party shall have failed to assume the defense of such claim and employ counsel reasonably satisfactory to such person or (c) in the reasonable judgment of any such person, based upon written advice of its counsel, a conflict of interest exists between such person and the indemnifying party with respect to such claims (in which case, if the person notifies the indemnifying party in writing that such person elects to employ separate counsel at the expense of the indemnifying party, the indemnifying party shall not have the right to assume the defense of such claim on behalf of such person); and provided, further, that the failure of any indemnified party to give notice as provided herein shall not relieve the indemnifying party of its obligations hereunder, except to the extent that such failure to give notice shall adversely affect the indemnifying party in the defense of any such claim or litigation.  It is understood that the indemnifying party shall not, in connection with any proceeding in the same jurisdiction, be liable for fees or expenses of more than one separate firm of attorneys at any time for all such indemnified parties.  No indemnifying party will, except with the consent of the indemnified party (such consent not to be unreasonably withheld, conditioned or delayed), consent to entry of any judgment or enter into any settlement that does not include as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of a release from all liability in respect of such claim or litigation.

10.           Miscellaneous.

10.1.       Successors and Assigns.  This Agreement may not be assigned by a party hereto without the prior written consent of the Company or the Investor, as applicable, provided, however, that the Investor may assign its rights and delegate its duties hereunder in whole or in part to an Affiliate or to a third party acquiring some or all of its Securities in a transaction complying with applicable securities laws without the prior written consent of the Company.  The provisions of this Agreement shall inure to the benefit of and be binding upon the respective permitted successors and assigns of the parties.  Without limiting the generality of the foregoing, in the event that the Company is a party to a merger, consolidation, share exchange or similar business combination transaction in which the Ordinary Shares are converted into the equity securities of another Person, from and after the effective time of such transaction, such Person shall, by virtue of such transaction, be deemed to have assumed the obligations of the Company hereunder, the term “Company” shall be deemed to refer to such Person and the term “Ordinary Shares” shall be deemed to refer to the securities received by the Investor in connection with such transaction.  Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

10.2.           Counterparts; Faxes.  This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.  This Agreement may also be executed via facsimile, which shall be deemed an original.

10.3.           Titles and Subtitles.  The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

10.4.           Notices.  Unless otherwise provided, any notice required or permitted under this Agreement shall be given in writing and shall be deemed effectively given as hereinafter described (i) if given by personal delivery, then such notice shall be deemed given upon such delivery, (ii) if given by facsimile transmission, then such notice shall be deemed given upon receipt of confirmation of complete transmittal, (iii) if given by mail, then such notice shall be deemed given upon the earlier of (A) receipt of such notice by the recipient or (B) three days after such notice is deposited in first class mail, postage prepaid, and (iv) if given by an internationally recognized overnight air courier, then such notice shall be deemed given one Business Day after delivery to such carrier.  All notices shall be addressed to the party to be notified at the address as follows, or at such other address as such party may designate by ten days’ advance written notice to the other party:

If to the Company:

Alvarion Ltd.
21A HaBarzel Street
Tel Aviv, 69710, Israel
Attention: Avi Stern, Chief Financial Officer
Fax:  +972-3-746-5045

With a copy to:

Meitar Liquornik Geva Leshem Tal
16 Abba Hillel Rd.
Ramat Gan 5250608, Israel
Attention: Mike Rimon, Adv.
Fax:  +972-3-610-3687

If to the Investor:

YA Global Master SPV Ltd.
1012 Springfield Avenue
Mountainside, NJ 07092
Attention:  David Gonzalez, Esq.

10.5.           Expenses.  The parties hereto shall pay their own costs and expenses in connection herewith.

10.6.           Amendments and Waivers.  Any term of this Agreement may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively), only with the written consent of the Company and the Investor.  Any amendment or waiver effected in accordance with this paragraph shall be binding upon each holder of any Securities purchased under this Agreement at the time outstanding, each future holder of all such Securities, and the Company.

10.7.           Publicity.  Except as set forth below, no public release or announcement concerning the transactions contemplated hereby shall be issued by the Company or the Investor without the prior consent of the Company (in the case of a release or announcement by the Investor) or the Investor (in the case of a release or announcement by the Company) (which consents shall not be unreasonably withheld), except as such release or announcement may be required by law or the applicable rules or regulations of any securities exchange or securities market, in which case the Company or the Investor, as the case may be, shall allow the Investor or the Company, as applicable, to the extent reasonably practicable in the circumstances, reasonable time to comment on such release or announcement in advance of such issuance.

10.8.           Severability.  Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof but shall be interpreted as if it were written so as to be enforceable to the maximum extent permitted by applicable law, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.  To the extent permitted by applicable law, the parties hereby waive any provision of law which renders any provision hereof prohibited or unenforceable in any respect.

10.9.           Entire Agreement.  This Agreement, including the Exhibits and the Disclosure Schedules, and the other Transaction Documents constitute the entire agreement among the parties hereof with respect to the subject matter hereof and thereof and supersede all prior agreements and understandings, both oral and written, between the parties with respect to the subject matter hereof and thereof.

10.10.           Further Assurances.  The parties shall execute and deliver all such further instruments and documents and take all such other actions as may reasonably be required to carry out the transactions contemplated hereby and to evidence the fulfillment of the agreements herein contained.

10.11.           Governing Law; Consent to Jurisdiction. This Agreement shall be governed by, and construed in accordance with, the internal laws of the State of Israel without regard to the choice of law principles thereof. Each of the parties hereto irrevocably submits to the exclusive jurisdiction of the courts of Tel Aviv for the purpose of any suit, action, proceeding or judgment relating to or arising out of this Agreement and the transactions contemplated hereby.  Service of process in connection with any such suit, action or proceeding may be served on each party hereto anywhere in the world by the same methods as are specified for the giving of notices under this Agreement.  Each of the parties hereto irrevocably consents to the jurisdiction of any such court in any such suit, action or proceeding and to the laying of venue in such court.  Each party hereto irrevocably waives any objection to the laying of venue of any such suit, action or proceeding brought in such courts and irrevocably waives any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.

10.12.           Currency.  All references to “dollars” or “$” or “US$” in this Agreement refer to United States dollars, which is the currency used for all purposes in this Agreement.

[signature page follows]

IN WITNESS WHEREOF, the parties have executed this Agreement or caused their duly authorized officers to execute this Agreement as of the date first above written.

The Company:	ALVARION LTD.

	By:	/s/ Assaf Katan
	Name:	Assaf Katan
	Title:	CEO

	By:	/s/ Avi Stern
	Name:	Avi Stern
	Title:	CFO

The Investor:	YA Global Master SPV Ltd.

	By:	Yorkville Advisors Global, LLC
	Its:	Investment Manager

	By:	Yorkville Advisors Global, LP
	Its:	General Partner

	By:	/s/ Troy Rillo
	Name:	Troy Rillo
	Title:	Senior Managing Director